Exhibit 99.11

1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

September 7, 2012

Munder Series Trust

480 Pierce Street

Birmingham, Michigan 48009

Ladies and Gentlemen:

This opinion is given in connection with the filing by Munder Series Trust, a Delaware statutory trust (“Trust”), of the Trust’s Registration Statement on Form N-14 (“Registration Statement”) under the Securities Act of 1933, as amended, relating to the issuance of Class A, Class C and Class Y shares of beneficial interest of the Munder International Fund-Core Equity, a series of the Trust (“Core Equity Fund”), in connection with the acquisition by the Core Equity Fund of all of the assets of the Munder International Equity Fund (“International Equity Fund”), a separate series of the Trust, in exchange for corresponding or designated Class A, Class C and Class Y shares of the Core Equity Fund having an aggregate value equal to the net asset value of the International Equity Fund and the assumption by the Core Equity Fund of all liabilities of the International Equity Fund.  The authorized Class A, Class C and Class Y shares of beneficial interest of the Core Equity Fund are hereinafter referred to as the “Shares.”

We have examined the following Trust documents:  (1) the Trust’s Declaration of Trust, as amended; (2) the Trust’s By-Laws; (3) the Registration Statement, including the Form of Agreement and Plan of Reorganization included therein; (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1.       The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.       The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Delaware statutory trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.  We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom.  The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to Dechert LLP (1) under the caption “Legal Matters” in the combined proxy statement/prospectus which is

US  Austin  Boston  Charlotte  Hartford  Los Angeles  New York  Orange County  Philadelphia  Princeton  San Francisco  Silicon Valley

Washington DC   EUROPE  Brussels  Dublin  Frankfurt  London  Luxembourg  Moscow  Munich  Paris  ASIA  Beijing  Hong Kong

included in the Registration Statement, and (2) under the caption “Legal Counsel” in the Statement of Additional Information, which is incorporated by reference into the combined proxy statement/prospectus.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP